Exhibit 4.5

English translation for information only

Strictly confidential

MEMORANDUM OF AGREEMENT

dated 8 June, 2004

among

Euro Disney SCA

Euro Disneyland SNC

EDL Hôtels SCA

The Hotel SNCs

(as herein defined)

The Walt Disney Company

Caisse des Dépôts et Consignations

The Lenders

(as herein defined)

BNP Paribas

CALYON

the Steering Committee

Slaughter and May
112, avenue Kléber
75116 Paris

PA041550088

Table of contents

ARTICLE 1 - DEFINITIONS

ARTICLE 2 - COMMITMENTS

ARTICLE 3 - DEFERRAL OF EXPENDITURE AND FINANCIAL OBLIGATIONS

3.1	Performance Indicator determination

3.2	Royalties and Management Fees

3.3	CDC Second Park Agreements

3.4	Partnership Structure

3.5	Standby Revolving Credit Facility

3.6	Convention Centre Lease

3.7	Loan rescheduling

3.8	Guarantee Deposits

ARTICLE 4 - NEW RESOURCES

4.1	New Credit Line

4.2	Share capital increase

ARTICLE 5 - OTHER MEASURES

5.1	Prepayment

5.2	Royalties and Management Fees

5.3	Investments

5.4	CDC Loan Agreements

5.5	Covenants

ARTICLE 6 - MAINTENANCE OF TWDC’s INTEREST IN EURO DISNEY’s SHARE CAPITAL

ARTICLE 7 - MISCELLANEOUS

7.1	Transitional period

7.2	Commission – costs

7.3	Waiver extension

7.4	Agents’ powers

7.5	Unity of Memorandum

7.6	Entire agreement

7.7	Termination

7.8	Release of TWDC

7.9	Steering Committee

7.10	Confidentiality

7.11	Applicable law

7.12	Language

AMONG THE UNDERSIGNED:-

1)                                     Euro Disney SCA, a société en commandite par actions, whose registered office is at Immeubles Administratifs, RN 34, Chessy, 77144 Montevrain, registered with the Meaux Registry of Commerce under N° 334 173 887, acting in its name and on its behalf as well as in the name and on behalf of its subsidiaries not party hereto hereinafter “Euro Disney”

2)                                     Euro Disneyland SNC, a société en nom collectif, whose registered office is at Immeubles Administratifs, RN 34, Chessy, 77144 Montevrain, registered with the Meaux Registry of Commerce under N° 350 141 818

(hereinafter “Euro Disneyland”)

3)                                     EDL Hôtels SCA, a société en commandite par actions, whose registered office is at Immeubles Administratifs, RN 34, Chessy, 77144 Montevrain, registered with the Meaux Registry of Commerce under N° 347 686 206,

(hereinafter “EDLH”)

4)                                     Hôtel New York Associés SNC, Newport Bay Club Associés SNC, Sequoia Lodge Associés SNC, Cheyenne Hôtel Associés SNC, Hôtel Santa Fe Associés SNC, Centre de Divertissements Associés SNC, sociétés en nom collectif, whose registered offices are at Immeubles Administratifs, RN 34, Chessy, 77144 Montevrain, registered with the Meaux Registry of Commerce respectively under N° 380 364 877, 380 366 153, 380 366 229, 380 366 278, 380 366 385 and 380 364 422

(hereinafter the “Hotel SNCs”)

Euro Disney, Euro Disneyland, EDLH and Hotel SNCs
hereinafter collectively the “Borrowers”)

and

5)                                     The Walt Disney Company, a company organised under the laws of the State of Delaware (United States), having its principal office at 500 South Buena Vista Street, Burbank, California, 91521 (USA),

(hereinafter “TWDC”)

and

6)                                     Caisse des Dépôts et Consignations, établissement public à statut spécial, whose principal office is at 56, rue de Lille, 75007 Paris,

(hereinafter “CDC”)

and

7)                                     the banks and financial institutions listed in schedule 1 hereto, creditors of one or more of the Borrowers pursuant to the Bank Debt Agreements other than the CDC Loan Agreements, represented, as the case may be, by BNP Paribas, acting Phase IA Banks Agent, or CALYON, acting as Phase IB Banks Agent, Phase IB Lenders Agent or IA Partners Agent

(hereinafter together the “Lenders”)

and

8)                                     BNP Paribas, a société anonyme, whose registered office is at 16 boulevard des Italiens, 75009 Paris,

9)                                     CALYON a société anonyme, whose registered office is at 9 quai Paul Doumer, 92920 Paris La Défense,

10)                               Natexis Banques Populaires, a société anonyme, whose registered office is at 45, rue Saint Dominique, 75007 Paris,

11)                               Bayerische Hypo-Und Vereinsbank AG, whose registered office is at Am Tucherpark 1 (VTW 1) D - 80538 Munich

12)                               Allied Irish Banks plc, acting through its London branch at 12 Old Jewry, London EC2R 8 DP acting as members of the Steering Committee (hereinafter together the “Steering Committee”)

(hereinafter together the “Parties”).

WHEREAS:-

(A)                             the Euro Disney Group, which is experiencing financial difficulties, has decided to negotiate with its principal shareholder and its creditors a financial restructuring of its group;

(B)                               in order to allow the negotiation of necessary measures to restore the Euro Disney Group’s financial situation, the Creditors have agreed to waive their rights against the Borrowers in respect of a number of actual or potential events of default until 31st March, 2004, extended to 31st May, 2004; a further extension was granted, on the basis provided for in the request dated 18th May, 2004 until 8th June, 2004 and, upon the Memorandum of Agreement being approved by TWDC, Euro Disney,  CDC and by the Steering Committee, until 30th June, 2004;

(C)                               such negotiations have resulted in agreement being reached on a number of measures described in this memorandum of agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:-

ARTICLE 1 - DEFINITIONS

In this Memorandum of Agreement:

“Agents” means collectively CDC, the Phase IA Agent, the Phase IB Banks Agent, the Phase IB Lenders Agent and the IA Partners’ Agent.

“AMF” means the Autorité des marchés financiers.

“Approval Date” means the date on which the Memorandum of Agreement will have been signed by TWDC, Euro Disney and CDC and approved by the Steering Committee.

“Bank Debt” means the debt of the Borrowers under the Bank Debt Agreements and the CDC Second Park Agreements.

“Bank Debt Agreements” means the following agreements: Phase IA Credit Facility Agreement, CDC Loan Agreements, Phase IA Partners Advances Agreement, Phase IB Credit Facility Agreement and Phase IB Advances Agreement.

“Business Day” means any day (other than Saturday or Sunday) on which banks are open for ordinary business in Paris.

“CDC Ixis Capital Markets” means CDC Ixis Capital Markets, a société anonyme whose registered office is at 47 quai d’Austerlitz 75013 Paris.

“CDC Junior Loan Agreement” means the Accord CDC Relatif à l’Octroi de Prêts Participatifs dated 17 May, 1989 between CDC and Euro Disney and Euro Disneyland as amended by supplemental agreements dated 10 August, 1994 and 30 September, 1999.

“CDC Junior Loans” means the junior loans granted to Euro Disney and Euro Disneyland by CDC pursuant to the CDC Junior Loan Agreements.

“CDC Loan Agreements” means the CDC Ordinary Loan Agreement and the CDC Junior Loan Agreement.

“CDC Loans” means the CDC Ordinary Loans and the CDC Junior Loans.

“CDC Ordinary Loan Agreement” means the Accord Relatif à l’Octroi de Prêts Ordinaires dated 17 May, 1989 between CDC and Euro Disney and Euro Disneyland as amended by supplemental agreements dated 10 August, 1994 and 30 September, 1999.

“CDC Ordinary Loans” means the ordinary loans granted to Euro Disney and Euro Disneyland by CDC pursuant to the CDC Ordinary Loan Agreements.

“CDC Second Park Agreements” means the loan agreements – tranches A, B, C and D – entered into on 30 September, 1999 between Euro Disney and CDC as amended by supplemental agreements as well as Tranche E referred to in Article 3.3.2 (Deferred Interest).

“CDC Second Park Loans” means the loans granted to Euro Disney by CDC pursuant to the CDC Second Park Agreements.

“CDC Sharing Agreement” means the agreement between CDC and the Phase IA Banks as amended by supplemental agreement dated 10 August, 1994 pursuant to which CDC and the Phase IA Banks agreed to share certain security.

“Common Agreement” means the agreement dated 10 August, 1994 entered into between the Phase IA Banks, CDC, the Phase IB Banks and Lenders, the IA Partners, Euro Disney acting on its own behalf and on behalf of its subsidiaries listed in a schedule to the Common Agreement, Euro Disneyland, EDLH and the Hotel SNCs, as amended at any time by supplemental agreement or pursuant to any authorisation or waiver granted pursuant to its terms.

“Conditional Share Transfer Agreement” means the agreement pursuant to which The Walt Disney Company would become a partner in Euro Disney Associés SNC in the event that Euro Disney did not exercise the substitution option (option de substitution) referred to in the Sub-Lease Agreement.

“Convention Centre Lease” means the Crédit-Bail Agreement dated 15 May, 1996 between Centre de Congrès Newport SAS and EDLH relating to the Newport Bay Club convention centre, as amended.

“Covenants” means the covenants listed in schedule XI of the Common Agreement as amended by supplemental agreement or pursuant to any authorisation or waiver granted in accordance with the Common Agreement.

“Crédit-Bail Agreement” means the crédit-bail agreement dated 30 June, 1994 relating to certain assets entered into between Euro Disneyland as lessor and Euro Disneyland Associés as lessee, as amended by supplemental agreements.

“Creditors” means collectively the Phase IA Banks, the Phase IB Banks and Lenders, the IA Partners and CDC.

“Effective Date” means the date on which all of the following contracts and supplemental agreements will have entered into force (such date to be not later than 1 October 2004 even if signature takes place thereafter, subject to the conditions precedent specified in the Memorandum of Agreement), namely:

(i)                                     the supplemental agreements relating to the Bank Debt Agreements,

(ii)                                  the supplemental agreements relating to the CDC Second Park Agreements,

(iii)                               the supplemental agreement relating to the Standby Revolving Credit Facility,

(iv)                              the agreement relating to the New Credit Line,

(v)                                 the supplemental agreement relating to the Common Agreement, and

(vi)                              all other documents relating to the above contracts or which may be necessary to give effect to the provisions of the Memorandum of Agreement (other than the provisions relating to the Partnership Structure and the share capital increase), it being agreed that the said contracts and supplemental agreements will provide for the consequences of the Partnership Structure and the share capital increase referred to in article  4.2 (Share capital increase) and that their signature will occur not later than 1 October, 2004 or such other date which may be agreed between Euro Disney, TWDC and the Agents, not being later than 1 November 2004.

“EURIBOR” means the annual rate for a period equivalent to the period in question at which Euro denominated deposits are offered on the European interbank market at 11.00 a.m. (Brussels time) two TARGET Days prior to the relevant date as determined by the European Union Bank Federation and displayed on the Telerate or Reuters screen.

“Euro Disney Group” means Euro Disney and its present and future subsidiaries.

“Euro Disney SA” means Euro Disney SA, a société anonyme whose registered office is at Immeubles Administratifs, RN 34, Chessy, 77144 Montevrain, registered in Meaux under number 341 908 945, gérant of Euro Disney.

“Expert” means, according to the nature of the question to be dealt with, one expert as regards questions relating to the Euro Disney Group’s business, one expert as regards accounting questions and one expert as regards investment-related questions.  The services to be provided by the Expert will be defined by the Agents.  Their appointment will be made in agreement with Euro Disney, which will bear all reasonable costs relating to their services.

“Financial Year” means the period n commencing on 1 October of calendar year n-1 and ending on 30 September of calendar year n.  For example, Financial Year 2004 commences on 1 October, 2003 and ends on 30 September, 2004.

“Guarantee Deposits” means the cash pledges constituted by Euro Disney and EDLH with the Phase IA Agent and the Phase IB Banks and Lenders Agent in accordance with article 5 of the Common Agreement.

“IA Partners” means the parties to the Financing Company’s Partners Agreement.

“IA Partners’ Agent” means CALYON in its capacity as agent of the IA Partners.

“Lenders” means collectively the Phase IA Banks, the Phase IB Banks, the Phase IB Lenders and the IA Partners.

“Letters” means (a) the letter sent by TWDC to Euro Disney dated 28 March, 2003 relating to the Licence Agreement and (b) the letter sent by Euro Disney SA to Euro Disney dated 28 March, 2003 relating to the Management Fees.

“Licence Agreement” means the licence agreement dated 28 February, 1989 between TWDC, The Walt Disney Company (Netherlands) B.V. and Euro Disney, as amended.

“Management Fees” means the fees which Euro Disney is required to pay to Euro Disney SA, in its capacity as gérant of Euro Disney, pursuant to article IV of the articles of association of Euro Disney, as amended, in particular, by the letter referred to in (b) of the definition of Letters.

“Master Agreement” means the convention pour la création et l’exploitation d’Euro Disneyland en France dated 24 March, 1987 between (i) the French Republic, (ii) the Ile-de-France Region, (iii) the Département de Seine et Marne, (iv) Régie Autonome des Transports Parisiens, (v) Etablissement Public d’Aménagement de la Ville Nouvelle de Marne-la-Vallée and (vi) Etablissement Public d’Aménagement du Secteur IV de la Ville Nouvelle de Marne-la-Vallée, of the one part, and Euro Disney and Euro Disneyland of the other part, as amended by supplemental agreements n° 1, 2, 3 and 4 as well as by the Unilateral Letters referred to in paragraph 5 of the preamble to the said Master Agreement.

“Memorandum of Agreement” means the present memorandum of agreement and its schedules.

“New Credit Line” has the meaning attributed to it in article 4.1 (New Credit Line).

“Partnership Structure” means the reorganisation of the Euro Disney Group referred to in article 3.4 (Partnership Structure) the principles of which are described in a note dated 23 December 2003 and in schedule 6.

“Performance Indicator” means, for any Financial Year, consolidated net income (loss), after profit or loss allocated to minority interests, of Euro Disney, as reported in the consolidated audited financial statements for such Financial Year determined in accordance with generally accepted accounting principles and rules in France, in particular, the principle of consistency, adjusted for the following items:

•                  plus minority interests as reported in the consolidated statement of income;

•                  plus net income tax expense or benefit (current and deferred);

•                  less income (loss) from investments accounted for under the equity method;

•                  less the net impact of all waivers of debts or commercial or financial payables, etc. which may be granted by TWDC or its subsidiaries;

•                  plus the net impact (positive or negative) of depreciation and movements in reserves on tangible, intangible assets (including goodwill) and deferred charges as well as exceptional reserves and impairment charges on these same asset categories;

•                  plus the net impact (positive or negative) of movements in: (i) current asset reserves (for example: receivables and inventories); (ii) provisions for risks and charges and (iii) provisions recorded in exceptional earnings;

•                  plus operating expenses related to actual expenditures for major fixed assets renovations;

•                  less net gains and losses on the sale or abandonment of tangible or intangible assets;

•                  less financial income net of financial charges, excluding charges related to bank card commissions;

•                  plus Royalties and Management Fees expensed for the said fiscal year.

The Performance Indicator will be calculated based upon the consolidated statement of income of Euro Disney and the related supporting accounting records.

For purposes of the determination of the reference Performance Indicators n°1 and n°2 (as contemplated by schedule 2), accounting principles and rules applied by Euro Disney in the preparation of its consolidated financial statements for the fiscal year ending September 30, 2003, adjusted for the change in accounting principles related to the consolidation of the financing companies, in accordance with Article 133 of the Financial Security Law) will be used. In addition, the companies included in the reference consolidated group shall be those included in the semi-annual financial statements as of March 31, 2004.

Any future change in accounting principles and rules and / or the consolidated group will be reported to the Agents and the procedure described in article 3.1 (Performance Indicator determination) will be applied in order to adjust the reference Performance Indicators n°1 and n°2 and / or to calculate the Performance Indicator.

“Performance Indicator Report” has the meaning attributed to it in article 3.1 (Performance Indicator Determination).

“Phase IA Advances” means the advances made to Euro Disneyland by its partners pursuant to the Phase IA Partners Advances Agreement.

“Phase IA Agent” means BNP Paribas in its capacity as agent of the Phase IA Banks.

“Phase IA Banks” means the banks and financial institutions party to the Phase IA Credit Facility.

“Phase IA Credit Facility Agreement” means the multi-currency credit facility agreement dated 5 September, 1989 which operates by way of drawings or the issuance of letters of credit between Euro Disney, Euro Disneyland and the Phase IA Banks, as amended by supplemental agreements dated 10 August, 1994 and 17 March, 1995.

“Phase IA Partners Advances Agreement” means the Partners Advances Agreement dated 26 April, 1989 between Euro Disneyland and its partners, as amended by supplemental agreement dated 10 August, 1994.

“Phase IB Advances” means the advances made to the Hotel SNCs pursuant to the Phase IB Advances Agreement.

“Phase IB Advances Agreement” means the agreement dated 26 April, 1991 between EDLH, the Hotel SNCs, their partners and banks and financial institutions, as amended by supplemental agreements dated 10 August, 1994, 12 July, 1995, 15 May, 1995 and 16 May, 2003.

 “Phase IB Banks” means the banks and financial institutions party to the Phase IB Credit Facility Agreement.

“Phase IB Banks Agent” means CALYON in its capacity as agent of the Phase IB Banks.

“Phase IB Credit Facility Agreement” means the credit facility agreement dated 25 March, 1991 between EDLH, the Hotel SNCs and banks and financial institutions, as amended by four supplemental agreements respectively dated 10 August, 1994, 12 July, 1995, 15 May, 1995 and 16 May, 2003.

“Phase IB Lenders” means the banks and financial institutions parties to the Phase IB Advances Agreement.

“Phase IB Lenders Agent” means CALYON in its capacity as agent of the Phase IB Lenders.

“Purchase Option” means the purchase option provided for in the lease agreement referred to in (ii) of the definition of Transfer and Lease Agreements.

“Royalties” means the royalties which Euro Disney is required to pay to the Licensor (as defined in the Licence Agreement) pursuant to the Licence Agreement, as amended, in particular, by the letter referred to in (a) of the definition of Letters.

“Share Capital Increase Date” means the date of the Share Capital Increase Realisation.

“Share Capital Increase Realisation” means that the share capital increase referred to in article 4.2 (Share capital increase) has taken place, namely, when the new shares are subscribed for, paid for in full and issued and the corresponding funds have been paid to Euro Disney.

“Signature Date” means the date on which all Parties shall have signed the Memorandum of Agreement.

“Standby Revolving Credit Facility” means the revolving credit facility in an amount of Euro 167,693,910 granted by TWDC to Euro Disney pursuant to an agreement dated 5 August, 1994.

“Sub-lease Agreement” means the sub-lease agreement dated 30 June, 1994 between Euro Disney and Euro Disney Associés relating to the assets which are the subject of the Crédit-Bail Agreement.

“Subordinated Long Term Debt” means, in respect of any amount due by the Borrowers, that its maturity and date for payment are deferred to the date on which all amounts due under the Bank Debt Agreements shall have been paid in full. Interest on the deferred amounts shall be capitalised annually in accordance with article 1154 of the Civil Code until 1 January, 2017. With effect from 1 January 2017, interest shall become due and payable annually. Payment of such interest shall, except in the case of interest due to CDC, be subordinated to the payment of amounts due under the CDC Second Park Agreements and, in the event of liquidation, subordinated to payment of all amounts due under the CDC Second Park Agreements. CDC and Euro Disney agree that, if, in any year, Euro Disney shall have sufficient available cash, they will consult in good faith to determine the amount of any repayment of principal for that year which would be made pari passu between CDC and TWDC.

“Subordination Agreement” means the agreement entered into, in particular, between CDC and Euro Disney dated 19 October 1999.

“Substitution Option” means the substitution option provided for in the Sub-lease Agreement.

“Transfer and Lease Agreements” means (i) the agreements pursuant to which Euro Disneyland and Euro Disney have transferred to Euro Disney Associés certain assets and the promotion and commission agreement entered into between Euro Disney and Euro Disney Associés each dated 1 July, 1994 and (ii) the lease agreement dated 1 July, 1994 pursuant to which Euro Disney Associés leased those assets to Euro Disney.

“Underwriters” has the meaning attributed to in article 4.2 (Share Capital Increase).

ARTICLE 2 - COMMITMENTS

Each Party expressly acknowledges that it is bound by the provisions of the Memorandum of Agreement and undertakes to comply with all its obligations thereunder.

To this end, each Party undertakes to use its best efforts in order, within a reasonable period:

(a)                                 to prepare, negotiate, enter into and sign (or grant all necessary powers to sign) all contracts, supplemental agreements and documents,

(b)                                to obtain all relevant corporate decisions, carry out all necessary changes to its articles of association, establish any company, contribute any assets,

(c)                                 to obtain all agreements, authorisations, carry out all formalities, whether administrative or otherwise,

and, more generally, do everything which may appear to be useful or necessary to the implementation of the provisions of the Memorandum of Agreement.

TWDC and Euro Disney guarantee (se portent fort) compliance with the provisions of the Memorandum of Agreement by their respective subsidiaries.

ARTICLE 3 - DEFERRAL OF EXPENDITURE AND FINANCIAL OBLIGATIONS

3.1                              Performance Indicator determination

The Parties agree that the Performance Indicator will be established in accordance with the following provisions:

(a)                                  not later than 1 December in each calendar year commencing with the 2005 calendar year, Euro Disney will supply to the Agents a report (the “Performance Indicator Report”) comprising:

(i)                                    its consolidated accounts certified by its auditors for the Financial Year ended 30 September of the relevant year;

(ii)                                 in the event of any change in its accounting principles and rules during the relevant Financial Year, its pro forma consolidated accounts and the pro forma Performance Indicator;

(iii)                              a certificate from its gérant setting out all items taken into account and the detail of its calculations of the amounts:

•                  of the Performance Indicator for the Financial Year in question;

•                  of Royalties and Management Fees due in respect of the Financial Year in question;

•                  of interest payable on 31 December of the said calendar year in respect of the CDC Second Park Loans;

•                  of the deferrals applicable to the Royalties and Management Fees pursuant to article 3.2 (Royalties and Management Fees); and

•                  of the deferrals applicable to interest due in respect of the CDC Second Park Loans pursuant to article 3.3 (CDC Second Park Agreements).

(b)                                 In the absence of any change in accounting principles and rules, the calculation of the Performance Indicator will be verified and confirmed by the Expert within 15 days after delivery by Euro Disney to the Agents of the Performance Indicator Report, prior to payment of any Royalties, Management Fees or interest due under the CDC Second Park Agreements.

(c)                                  in the event of any change in accounting principles and rules used as compared with those used in preparing the consolidated accounts (x) for the Financial Year ended 30 September, 2003 (other than the change in accounting principles and rules related to the consolidation of the financing companies in accordance with Article 133 of the Financial Security Law) and, in particular, with effect from the first Financial Year in respect of which IAS will be applied by Euro Disney or (y) if there have been subsequent changes to the accounting principles and rules, the last Financial Year in respect of which there was an amendment to the Performance Indicator or to the reference sequence which became effective pursuant to the provisions below:

(i)                                   with effect from the delivery by Euro Disney to the Agents of the Performance Indicator Report, the Expert will have:

•                  15 days within which to validate the format of the pro forma Performance Indicator prior to payment of Royalties, Management Fees and interest due under the CDC Second Park Agreements;

•                  a further 60 days to validate the amendment in the definition of “Performance Indicator” and, if necessary, or in the reference sequence.

(ii)                                during the 60-day period referred to in paragraph (i) above, Euro Disney and the Agents, assisted by the Expert, will consult with each other as to the amendments to be made either to the definition of the Performance Indicator or, if necessary, to the reference sequence or to both for subsequent Financial Years;

(iii)                             in case of disagreement either of the Expert on the Performance Indicator or of Euro Disney and the Agents as to the changes to be made to the Performance Indicator or the reference sequence by the end of the 60 day-period referred to in paragraphs (i) and (ii) above, the Agents and Euro Disney will each appoint an expert charged with making the necessary amendments for the determination of the Performance Indicator and to determine a new reference sequence taking into account the new method of calculation for subsequent Financial Years. Failing agreement between the two experts so appointed, they will appoint a third expert who, in the absence of agreement between the above mentioned experts as to his appointment, will be appointed by the chairman of the Compagnie Nationale des Commissaires aux Comptes. The two or three experts (if a third expert is appointed) will deliver their report within three months of the appointment of the last of them, such report being binding on the parties. The entire procedure shall not take longer than six months. Such experts shall be expert-comptables (certified accountants).

3.2                              Royalties and Management Fees

With effect from the Financial Year commencing on 1 October, 2004 and until and including the Financial Year ending on 30 September, 2014, the Royalties and Management Fees due in respect of any Financial Year shall be due and payable annually within 5 Business Days following the date on which the Agents shall have received the Performance Indicator Report verified and confirmed or, as the case may be, validated by the Expert as provided in article 3.1 (Performance Indicator performance).

3.2.1                       Financial Years 2005 to 2009

Notwithstanding any contrary provision in the Licence Agreement, Euro Disney’s articles of association or the Letters, with effect from the Financial Year commencing on 1 October, 2004, payment of the Royalties and Management Fees due in respect of each Financial Year 2005 to 2009 inclusive, shall be deferred in a total amount of € 25 million, excluding tax, per Financial Year (representing, in aggregate, € 125 million excluding tax).

The amount of the deferral for each such Financial Year:

(a)                                          shall be applied first to the Management Fees due in respect of the relevant Financial Year, and

(b)                                         shall constitute Subordinated Long Term Debt bearing interest annually at 12 month EURIBOR.

3.2.2                       Financial years 2007 to 2014

Notwithstanding any contrary provision in the Licence Agreement, Euro Disney’s Articles of Associations or the Letters, with effect from the Financial Year commencing on 1 October, 2006, and without prejudice to the provisions of Article 3.2.1 (Financial Years 2005 to 2009) in respect of the Financial Years 2007, 2008 and 2009, payment of the Royalties and Management Fees due in respect of Financial Years 2007 to 2014 inclusive shall, if the Performance Indicator or, as the case may be, the pro forma Performance Indicator for the relevant Financial Year is less than the reference Performance Indicator n°1 for such Financial Year stipulated in schedule 2, be deferred in an amount equal to such difference but without exceeding € 25 million excluding tax per Financial Year.

The amount so deferred for each such Financial Year:

(a)                                  shall be applied first to the Management Fees due in respect of the relevant Financial Year, and

(b)                                 shall constitute Subordinated Long Term Debt bearing interest annually at 12 month EURIBOR.

3.3                               CDC Second Park Agreements

3.3.1                       Deferral

Interest due to CDC under the CDC Second Park Agreements on 31 December, 2004 shall be paid on the Share Capital Increase Date, or on 31 December, 2004 if the Share Capital Increase Realisation takes place prior to such date.

3.3.2                       Deferred interest

With effect from the Share Capital Increase Date, interest due pursuant to the CDC Second Park Loans in respect of the years 2001 to 2003, payment of which has been deferred in accordance with the contractual provisions referred to above, together with all additional interest accrued in accordance with the relevant contractual provisions until the Share Capital Increase Date (representing at the date hereof an amount of approximately € 58 million), shall on such date become a new tranche under the CDC Second Park Agreements (Tranche “E”) which will be repayable in November 2023 and governed by the same terms as are applicable to the existing tranches A, B, C and D.

The transitional provisions relating to this deferred interest are contained in article 7.1.3 (CDC Second Park Agreements).

3.3.3                       Financial Years 2005 to 2014

With effect from the Financial Year commencing on 1 October, 2004, and without prejudice to the application of any existing contractual provision, interest payable to CDC in respect of the CDC Second Park Loans on 31 December following the end of each of the Financial Years 2005 to 2014 inclusive, shall:

(a)                                 if the Performance Indicator or, as the case may be, the pro forma Performance Indicator for such Financial Year is less than the reference Performance Indicator n°2 for such Financial Year specified in schedule 2, be deferred in the amount of that difference; the amount so deferred shall constitute Subordinated Long Term Debt bearing interest at the rate of 5.15% per annum; and

(b)                                as to the amount not so deferred, be payable within 5 Business Days following the date on which the Agents shall have received the Performance Indicator Report verified and confirmed or, as the case may be, validated by the Expert, as provided in article 3.1 (Performance Indicator determination), but not earlier than 31 December after the end of the relevant Financial Year.

3.4                              Partnership Structure

3.4.1                       In order, in particular, to save a total amount of € 290 million and to allow part of the Euro Disney Group’s shareholders’ equity to be reconstituted, it is envisaged that Euro Disney will, not later than the Share Capital Increase Date, contribute to Euro Disney Associés (in accordance with the spin-off regime and without resulting in a mandatory offer to acquire all the shares – offre publique de retrait obligatoire) all or substantially all of its assets and liabilities except share purchase or subscription options and commitments under share purchase or subscription option schemes existing at the date of the contribution in respect of Euro Disney shares and any other asset or liability which is non-transferable or which Euro Disney, TWDC and the Agents agree are not to be contributed. Such contribution would have the effect of terminating the Sub-lease Agreement and the lease agreement referred to in (ii) of the definition of the Transfer and Lease Agreements, as a result of the lessor and the lessee becoming the same person, Euro Disney Associés, thus avoiding the requirement to pay the Substitution Option and the Purchase Option exercise prices.  Such contribution will also have a number of other consequences, among which the termination of the Conditional Share Transfer Agreement (which would be the subject of a separate express agreement).

3.4.2                       All existing contracts and, in particular, the Bank Debt Agreements, the CDC Second Park Agreements and the Common Agreement will need to be amended to reflect the consequences of the implementation of the Partnership Structure, in particular, in respect of the Covenants and the Performance Indicator.

3.5                              Standby Revolving Credit Facility

The outstanding amount of the Standby Revolving Credit Facility on the Share Capital Increase Date, namely, taking into account the provisions of article 7.1.1 (Standby Revolving Credit Facility), € 110 million, shall on such date constitute Subordinated Long Term Debt bearing interest at an annual rate of 12 month EURIBOR.

With effect from the Effective Date, the Standby Revolving Credit Facility may no longer be drawn down and will no longer be deducted in applying the definition of “Available Cash” contained in article 1.1 of the Subordination Agreement.

Article 7.1.1 (Standby Revolving Credit Facility) contains transitional provisions relating to the Standby Revolving Credit Facility.

3.6                              Convention Centre Lease

The rent payment schedule under the Convention Centre Lease shall be deferred, as regards the portion representing principal amortisation,  5 years. A new rent payment schedule is set out in schedule 3A.

The provisions of this article are subject to the condition precedent of the Share Capital Increase Realisation taking place not later than 31 March 2005. Upon such condition precedent being satisfied, the provisions of this article will take effect on the Effective Date.

3.7                              Loan rescheduling

Subject, in the case of the Phase IA Advances and the Phase IB Advances, to obtaining any necessary agreement from the Direction de la Législation Fiscale, debt will be rescheduled as follows:

3.7.1                       Phase IA Credit Agreement – Phase IB Credit Agreement – Phase IB Advances Agreement (tranche C)

The principal instalment repayment dates or commitment reduction dates under the Phase IA Credit Agreement, the Phase IB Credit Agreement and tranche C of the Phase IB Advances Agreement shall be deferred three years and six months but without the final repayment or reduction date, as the case may be, falling later than 30 December, 2014.  New repayment or commitment reduction schedules are set out in schedule 3B.

3.7.2                       Phase IA Partners Advances Agreement – Phase IB Advances Agreement (excluding tranche C)

The principal instalment repayment dates under the Phase IA Partners Advances Agreement and the Phase IB Advances Agreement (excluding tranche C) shall be deferred mechanically in accordance with the provisions of such contracts as a result of the deferrals provided for in article 3.7.1 (Phase IA Credit Agreement – Phase IB Credit Agreement – Phase IB Advances Agreement (tranche C)) and article 3.7.3 (CDC Loan Agreements).

3.7.3                       CDC Loan Agreements

The principal instalment repayment dates falling in 2004 to 2016 inclusive under the CDC Loan Agreements (including the CDC Junior Loans transformed in accordance with article 5.4.1 (Transformation of CDC Junior Loans into CDC Ordinary Loans) will be deferred three years and six months.  New repayment schedules, based on semi-annual repayments, are set out in schedule 3C.

3.7.4                       Condition precedent

The provisions of this article 3.7 are subject to the condition precedent of the Share Capital Increase Realisation taking place not later than 31 March 2005. Upon such condition precedent being satisfied, the provisions of this article 3.7 will take effect on the Effective Date.

3.8                              Guarantee Deposits

On the Share Capital Increase Date, the obligations of Euro Disney and EDLH relating to the Guarantee Deposits shall be terminated.

On that date, the Phase IA Agent, the Phase IB Banks Agent and the Phase IB Lenders Agent, acting on behalf of the relevant creditors, shall definitively release the Guarantee Deposits.  CDC agrees to such release, subject to compliance with article 5.1.2 (CDC Ordinary Loans).

Article 7.1.2 (Guarantee Deposits) contains transitional provisions relating to Guarantee Deposits.

ARTICLE 4 - NEW RESOURCES

4.1                              New Credit Line

(a)                                          On the Effective Date, TWDC will make available to Euro Disney a new revolving credit line for a term of ten years in a principal amount of € 150 million reduced to € 100 million from 1 October, 2009 (hereinafter the “New Credit Line”).

(b)                                         The purpose of the New Credit Line shall be to finance Euro Disney Group’s working capital requirements.

(c)                                          Drawings under the New Credit Line shall bear interest at 1, 3 or 6 month EURIBOR, according to the interest period selected by Euro Disney.  Such interest shall be due and payable on the last day of the relevant interest period.

(d)                                         All drawings under the New Credit Line made during a Financial Year shall be repaid by the last day of such Financial Year, i.e. 30 September. Any amount repaid may be redrawn immediately without exceeding the amounts provided for in paragraph (a) above.

(e)                                          Failure to repay drawings on the date specified in paragraph (d) above shall in no event result in the accelerated maturity of amounts due under the New Credit Line or an event of default under the Bank Debt Agreements.

(f)                                            Euro Disney’s obligations under the New Credit Line may not be secured.

(g)                                         No reference to the New Credit Line shall be made in the definition of “Available Cash” in article 1.1 of the Subordination Agreement, notwithstanding the provisions of paragraph (h).

(h)                                         In the event of a condition specified in article 7.7 (Termination) being realised, drawings under the New Credit Line then outstanding shall be subordinated on the same terms as the Standby Revolving Credit Agreement, up to € 57,700,000.

4.2                              Share capital increase

(a)                                          Euro Disney, BNP Paribas, Calyon and CDC shall use their best efforts to ensure that Euro Disney’s share capital is, subject to the approval of Euro Disney’s shareholders, increased by a gross amount of at least € 250 million not later than 31 December, 2004.

Such share capital increase shall be made by way of public offering by way of a rights issue of new shares to be subscribed for in cash.

(b)                                         TWDC undertakes to subscribe or cause one or more of its subsidiaries (not being a subsidiary of Euro Disney) to subscribe to such share capital increase in an amount of at least € 100 million.

(c)                                          CDC, through CDC Ixis Capital Markets whose compliance it guarantees (porte fort), BNP Paribas, Calyon and the banks referred to in (iii) below (hereinafter the “Underwriters”) shall underwrite (not being a garantie de bonne fin pursuant to article L. 225-145 of the Commercial Code) the subscription of that part of the share capital increase which is not subscribed for by TWDC on usual commercial terms in accordance with market practice and subject to (aa) the Partnership Structure being implemented before or concurrently with the Share Capital increase Realisation, (bb) market conditions allowing such capital increase, (cc) the market authorities having granted all necessary authorisations and (dd) all necessary formalities having been taken for the Share Capital Increase Realisation (in particular, the carrying out of the Underwriters’ necessary professional due diligence). Such underwriting will be granted pursuant to an underwriting agreement which shall be entered into after agreement between Euro Disney and the Underwriters on the subscription price of the new shares, and in the following proportions:

(i)                           CDC, through CDC Ixis Capital Markets whose compliance it guarantees (porte fort): a gross amount of € 75 million;

(ii)                        each of BNP Paribas and Calyon: 50% of a gross amount of  € 37,500,000; and

(iii)                     any banks designated by Euro Disney: a gross amount of  € 37,500,000.

A common mandate including usual clauses for this type of contract and entered into between the Underwriters and Euro Disney will determine the detailed terms of the Underwriters’ participation in this transaction.

In the event of any of Euro Disney’s shareholders (other than TWDC) undertaking to exercise,  directly or indirectly, its preferential subscription rights, the Underwriters’ commitment shall be reduced pro tanto, pro rata to their respective commitments.

(d)                                         The Underwriters will be paid fees in connection with share capital increase, specified in a separate letter. These fees will be payable by Euro Disney on the delivery and payment date for the new shares.

(e)                                          In the event that, prior to 31 December 2004, an event shall occur which is likely to compromise the Share Capital Increase Realisation, the Share Capital Increase Date may be deferred to 31 March, 2005.

(f)                                            If on 1 February, 2005 it appeared to Euro Disney and the Underwriters that the Share Capital Increase Realisation could not take place by 31 March 2005, the said parties would consult with the Agents with a view to finding a solution.

ARTICLE 5 - OTHER MEASURES

5.1                              Prepayment

5.1.1                     Phase IA Credit Facility Agreement – Phase IB Credit Facility Agreement – Phase IB Advances Agreement (tranche C)

(a)                                  The Borrowers will partially prepay the principal amount due under the Phase IA Credit Facility Agreement, the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement (tranche C) in an aggregate net amount of € 100 million in accordance with paragraph (b) and subject to the last sentence of paragraph (b) of article 7.1.4 (Debt Service under the Bank Debt Agreement).

(b)                                 The amount required for such prepayment (excluding breakage costs and EIB penalties, if any) shall correspond, after taking into account any principal repayments in accordance with article 7.1.4 (Debt service under the Bank Debt Agreements), to the amount remaining on the Guarantee Deposits (excluding interest) which shall have been released pursuant to article 3.8 (Guarantee Deposits), and will, upon such release, be applied by the Phase IA Agent, the Phase IB Banks Agent and the Phase IB Lenders Agent, acting for the account of Euro Disney and EDLH, in such prepayment.

(c)                                  Notwithstanding the provisions of the relevant financing agreements, such prepayment will not give rise to payment of any penalty except in the case of the EIB financed part of tranche B of the Phase IA Credit Facility Agreement.

(d)                                 The repayment instalment schedules in Schedule 3B take such prepayment into account.

(e)                                  In addition, and pursuant to the relevant contracts, the Borrowers will pay, on presentation of a detailed calculation, any breakage costs which may arise from such prepayment.

5.1.2                     CDC Ordinary Loans

Euro Disney will partially prepay the principal amount due in respect of the CDC Ordinary Loans in a total amount of € 10 million subject to a penalty calculated in accordance with article 7.0.4 (A) of the CDC Ordinary Loan Agreement.

The repayment instalment schedules in Schedule 3C take such prepayment into account.

5.1.3                     Condition precedent

The provisions of this article 5.1 are subject to the condition precedent of the Share Capital Increase Realisation taking place not later than 31 March 2005. Upon such condition precedent being satisfied, the provisions of this article 5.1 will take effect on the Effective Date. However, interest paid to the Lenders in accordance with article 7.1.4 (Debt service under the Bank Debt Agreements) on the principal amount repaid pursuant to this article shall remain irrevocably so paid.

5.2                              Royalties and Management Fees

The Royalties and Management Fees due in respect of the 2004 Financial Year, representing approximately € 60 million (to be confirmed on the basis of the audited accounts for the 2004 Financial Year) shall be due and payable on the Share Capital Increase Date or not later than the expiry of the 30 day-period specified in article 7.7 (Termination).

5.3                              Investments

5.3.1                     Development investments

The development investments authorised for the Financial Years 2005 to 2009 inclusive are those programmed by Euro Disney and on the basis of which it has prepared its business plan dated 26 November 2003 increased by the portion of development investments provided for in the said business plan for the Financial Year 2004 which is not implemented, in particular, by reason of article 5.3.2 (Undertaking). These development investments are also subject to paragraph (b) of article 5.5.3 (Investments).

5.3.2                     Undertaking

Euro Disney agrees, during the period from the Approval Date to the Share Capital Increase Date not to commit, in respect of the development investments and the authorised investments, any amount which would result in such commitments during the period from 1 April, 2004 to 31 March, 2005, exceeding € 90 million (excluding tax) in aggregate.

5.4                              CDC Loan Agreements

5.4.1                     Transformation of CDC Junior Loans to Euro Disneyland into CDC Ordinary Loans

Without prejudice to any existing contractual provisions, and without recourse against the Phase IA partners, the CDC Junior Loans to Euro Disneyland shall, on the Effective Date, be transformed into CDC Ordinary Loans without changing the debtor in an amount of € 125 million.

Accordingly, the CDC Ordinary Loans will consist of two tranches:

(a)                                  a tranche A comprising the CDC Ordinary Loans existing prior to transformation (being € 127,456,551.06) which have the benefit of security described in the CDC Sharing Agreement; and

(b)                                 a tranche B comprising CDC Junior Loans granted to Euro Disneyland transformed into CDC Ordinary Loans (being € 125 million) whose only security will be a second ranking mortgage over the assets which are subject to a first ranking mortgage referred to in the CDC Sharing Agreement, to secure the principal amount of € 125 million and all interest and other amounts relating thereto.

5.4.2                     Waiver of Recourse

On the Effective Date, CDC agrees to waive any recourse against any IA Partner of the société en nom collectif Euro Disneyland in respect of any failure by Euro Disneyland to comply with its payment obligations under the CDC Ordinary Loans and the CDC Ordinary Loan Agreement  (prior to transformation pursuant to article 5.4.1 above) in an amount equal to 50% of the amounts due thereunder by Euro Disneyland to CDC. Accordingly, the amount of the first demand guarantee which is provided for in the agreement of 26th April, 1989 between Banque Finama, CALYON, BNP Paribas and Crédit Agricole S.A. issued in favour of Euro Disneyland’s partners on 20th September, 1989 (as amended by a supplemental agreement dated 29 October, 1999) shall be reduced by 50%. The corresponding guarantee commissions shall be reduced accordingly.

Following such waiver of recourse, the CDC Ordinary Loans made available to Euro Disneyland (being € 86,851,852.43 at the date of the Memorandum of Agreement) will be divided into two sub-categories:

(a)                                  a first tranche comprising half of the CDC Ordinary Loans made available to Euro Disneyland in respect of which CDC continues to have recourse against Euro Disneyland partners including the initial partners, bearing interest at 5.15% per annum; and

(b)                                 a second tranche comprising the other half of such CDC Ordinary Loans in respect of which CDC no longer has recourse against the Euro Disneyland partners, bearing interest at 6.15% instead of 5.15% per annum.

5.4.3                     Condition precedent

The provisions of this article 5.4 are subject to the condition precedent of the Share Capital Increase Realisation taking place not later than 31 March 2005. Upon such condition precedent being satisfied, the provisions of this article 5.4 will take effect on the Effective Date.

5.5                              Covenants

Terms used with a capital letter in this article and not otherwise defined in the Memorandum of Agreement shall have the meaning ascribed to them in the Covenants. For the purposes of this article, “Financial Undertakings” means the financial undertakings of the Borrowers under article 2 of the Covenants.

The Covenants which will remain of a type usual in project finance, shall be amended on the Effective Date, in accordance with the principles set out below.

In the event of Euro Disney and the Agents not succeeding in reaching agreement as to the implementation of such principles in the corresponding agreements, the Covenants in existence at the Approval Date shall remain unchanged, except as regards the Financial Undertakings, the Investments and all matters on which Euro Disney and the Agents shall have agreed.

5.5.1                     Information undertakings

(A)                           General

(a)                                   Data format

Euro Disney and the Agents will use their best efforts to define for the documents and data referred to in this article 5.5 a format which is satisfactory to each of the parties. In particular, the new formats will have to be consistent among themselves and, to the extent possible, be reasonably simplified and consistent with Euro Disney’s existing internal tools and formats.

Failing agreement among Euro Disney and the Agents, as to the format of documents and data referred to in this Article 5.5:

(i)                                    in the case of existing documents and data, the format existing at the Approval Date shall be maintained; and

(ii)                                 in the case of new documents and data, the format shall be determined by the Agents assisted, to the extent necessary, by the Expert.

Formats agreed pursuant hereto may be subject to evolutions. Any evolution shall be agreed upon by Euro Disney and the Agents.

(b)                                  Change in accounting methods

Subject to article 3.1 (Performance Indicator determination), in the event of any change in accounting principles and rules used by reference to those used in preparing the consolidated accounts for the Financial Year ended 30 September of year N-1 and, in particular, with effect from the first Financial Year during which IAS will be applied by Euro Disney, Euro Disney will supply to the Agents consolidated accounts for the Financial Year N certified by its auditors and including by way of schedule thereto all pro forma information required by, and prepared in accordance with French accounting and stock exchange regulations in force at the time of preparation of the consolidated accounts of Financial Year N.

In addition, in support of each change in accounting principles and rules, Euro Disney’s management will supply to the Agents a note (i) describing the nature of the changes in accounting principles and rules, (ii) explaining the methodology applied to effect the changes in the accounts and the calculation of the Financial Undertakings and (iii) setting out the detailed calculation of the changes effected in the accounts and the Financial Undertakings.

(c)                                   Partnership structure

By reason of the implementation of the Partnership Structure, the provisions of this article 5.5 will, if necessary, be adapted to take into account the transformation firstly of Euro Disney into a holding company and secondly of Euro Disney Associés into an operating company.

(d)                                  Transmission

The documents and data which are the subject of the information undertakings will be communicated to the Agents electronically as well as by way of a paper copy to each Agent.

(B)                             Annual information

Maintenance of existing provisions except in respect of:

(a)                                  balance sheet and profit and loss accounts for each SNC: they will henceforth be provided within the applicable legal deadlines except as regards the tax result the amount of which shall be supplied within 30 days after the end of the relevant Financial Year;

(b)                                 Long-Term Forecast (LTF): 60 days after the end of the Financial Year;

(i)                                    new format to be defined in respect of the operations, cash-flow and investments (authorised investments and development investments) of the Euro Disney Group, including, in particular, commentaries supporting the operational assumptions;

(ii)                                 Euro Disney will deliver the LTF to the Agents by way of an excel data file with a paper copy;

(iii)                              the drivers of the computer model used by Euro Disney will have to interface with the LTF excel file and be consistent with a derivative of the “Mozart” model used for the purposes of the restructuring negotiations; this “Mozart” derivative model will be updated by Euro Disney in case of changes in accounting principles and rules;

(iv)                               the Revised Business Plan shall form part of the LTF;

(c)                                  statement of TWDC expenditure: annual instead of semi-annual, this statement will have to be detailed with precise explanations as to the nature of each expenditure and, in particular,  expenditure relating to investments made during the Financial Year just ended;

(d)                                 statement of investments realised: procedure for the CAPEX follow-up  (including major fixed assets renovations);

(e)                                   projected 12 month investment plan: 60 days after the end of the Financial Year;

(f)                                    Performance Indicator Report in accordance with article 3.1 (Performance Indicator determination);

(g)                                 unaudited consolidated accounts (US GAAP): replaced by the supply of form 20-F, 180 days after the end of the Financial Year (i.e. not later than 31 March of the Financial Year N +1).

(C)                             Semi-annual information

Maintenance of existing provisions except in respect of:

(a)                                   unaudited SNC accounts: to be deleted;

(b)                                  statement of expenditure: to be deleted (see paragraph (B) (b) above);

(c)                                  balance sheets and profit and loss accounts of subsidiaries other than Main Subsidiaries: to be deleted.

(D)                            Quarterly information

Maintenance of existing provisions except in respect of:

(a)                                  quarterly report (format to be defined) relating to the operations, cash-flow and investments (authorised investments and development investments) of the Euro Disney Group showing actual performance as against budget and the corresponding information for previous years;

(b)                                 quarterly report on the development investments: development investments will be the subject of a report in accordance with article 5.5.3 (Investments) paragraph (b)(i) in the case of the 2005-2009 programme and (b) (ii) in the case of other development investments;

(c)                                  supply of a monthly cash-flow forecast for the next 12 months in a format to be defined, updated quarterly as follows: the first cash-flow forecast for any Financial Year shall be supplied at the same time as Euro Disney’s annual operation and investment budget for such Financial Year; the forecast shall be established on the basis of the said budget and shall cover the 12 months of the said Financial Year; subsequent cash-flow forecasts shall be supplied within 30 days after the end of each of the first, second and third quarters of such Financial Year and will cover the next 12 months (on the basis of the annual budget, updated as the case may be, and the Revised Business Plan) and the months expired since the beginning of such Financial Year.

(E)                              Expert

(a)                                  the missions of the Expert will remain based on those defined in article 4 of the Agreement with the Independent Expert; to the extent possible, the recurrent missions will be reasonably simplified and be limited to:

(i)                                    providing an annual report on the LTF, the Revised Business Plan, the performance during the Financial Year just ended, the budget, the Performance Indicator Report and, if relevant, the pro forma Performance Indicator and the treatment of changes to accounting principles and rules;

(ii)                                 auditing the Agreed Computer Model as well as any subsequent amendment thereto;

(iii)                              verifying performance of the Financial Undertakings;

(iv)                             providing a quarterly report on the development investments with a level of detail per attraction and per expense item identical to that provided in schedule 5; this will be a light review, of a due diligence type, covering the followings aspects: progress, budget, calendar and specific problems; this will include site visits and exchanges between the Expert and Euro Disney’s specialised teams.

(b)                                 the amendments resulting from the provisions of this article 5.5 shall be determined with the assistance of the Expert.

5.5.2                     Financial Undertakings

(a)                                   deletion of Gross Operating Profit Ratio; and

(b)                                 specification of a new debt coverage ratio which will take into account all cash related items, be calculated annually (on an actual and forecast basis) and applicable until repayment in full of the Bank Debt Agreements and the CDC Second Park Agreements.

5.5.3                     Investments

Maintenance of existing provisions except in respect of:

(a)                                   authorised investments (article 3.2 of the Covenants)

(i)                                    expenditures for major fixed asset renovations will be included in authorised investments;

(ii)                                 renovations, reconstructions and repairs financed by insurance proceeds up to € 10 million per Financing Year will not be taken into account in the calculation of authorised investments;

(iii)                              in the case of Financial Years 2005 to 2009 inclusive: fixed amounts in absolute value and as a percentage for each Financial Year N as specified in schedule 4 with a readjustment of the amount allowed for Financial Year N + 1 by reference to the realised turnover (excluding income from Participants) and the percentage applicable to Financial Year N;

(iv)                             in the case of subsequent Financial Years:

•                  the amount authorised for Financial Year N will be equal to 5% of the turnover (excluding income from Participants) of the prior Financial Year (N – 1), without exceeding 25% of the Performance Indicator (after Royalties and Management Fees actually paid) for such Financial Year N - 1;

•                  in the event that in respect of any Financial Year, interest payable to CDC in respect of the CDC Second Park Loans were to be deferred in full pursuant to article 3.3.3 (Financial Years 2005 to 2014), Euro Disney and the Agents will agree a new authorised investments budget for the following Financial Years; failing agreement within 30 days following delivery to the Agents of the Performance Indicator Report approved by the Expert, the new budget shall be set at 3 per cent of the realised turnover (excluding income from Participants) for the relevant Financial Year;

(b)                                 development investments

(i)                                    2005-2009 programme:

the definition, the manner of implementing and the carrying out of development investments which Euro Disney intends to make during the 2005 to 2009 Financial Years will be followed up by the Expert. These investments are those programmed by Euro Disney and on the basis of which it has prepared its business plan dated 26 November 2003. These investments, as well as the use of contingencies  and the allocation of the budget as between development investments and contingencies, shall be the subject of a quarterly follow-up report (as defined in paragraph (D)(b) of article 5.5.1 (Information Undertakings)) with a level of detail per attraction and per expenditure identical to that provided for in schedule  5. This report will be reviewed by the Expert. Any savings on an asset shall be available to finance additional investments on new assets. Upon completion of each development investment, Euro Disney shall supply a completion report (in the same form as that of the quarterly report) not later than 3 months after opening to the public. With effect from the delivery of such report, Euro Disney may no longer commit to any further expenditure constituting development investment in respect of the relevant investment;

(ii)                                 other development investments: in addition to the provisions of article 3.11 of the Covenants, these investments will be treated in the same manner as those included in the 2005-2009 programme as provided in paragraph (i) above.

5.5.4                     Indebtedness

Maintenance of existing provisions except that the Euro Disney Group may enter into crédit-bail or financial lease agreements intended to finance investments authorised pursuant to paragraph (a) of article 5.5.3 (Investments)  in a maximum amount of € 10 million per annum without the aggregate outstanding amount exceeding € 50 million.

ARTICLE 6 - MAINTENANCE OF TWDC’s INTEREST IN EURO DISNEY’s SHARE CAPITAL

TWDC undertakes to retain at least 39% of the share capital of Euro Disney until 31 December, 2016.

ARTICLE 7 - MISCELLANEOUS

7.1                              Transitional period

7.1.1                     Standby Revolving Credit Facility

Upon 9th June, 2004, the maturity date of the Standby Revolving Credit Facility shall be deferred until the date falling on the 5th Business Day after the expiry of the one month period referred to in article 7.3 (Waiver Extension), the other terms of the Standby Revolving Credit Facility remaining unchanged, subject to article 3.5 (Standby Revolving Letter of Credit).

With effect from the Signature Date, provided it occurs prior to the expiry of the said one-month period, the maturity date of the Standby Revolving Credit Facility shall be deferred until 30 June, 2005, the other terms thereof remaining unchanged, subject to article 3.5 (Standby Revolving Letter of Credit).

Until the Effective Date, the Standby Revolving Credit Facility may be the subject of new drawings provided that the amount outstanding thereunder shall at no time fall below € 110 million and shall be reduced to € 110 million at the Effective Date.

7.1.2                     Guarantee Deposits

Subject to article 7.1.4 (Debt service under the Bank Debt Agreements), the aggregate amount of the Guarantee Deposits (€ 100 million) together with all interest accrued thereon (which shall, subject to the provisions of the said article be paid to Euro Disney on the Share Capital Increase Date) shall remain at that level from the Signature Date until the Share Capital Increase Date.

7.1.3                     CDC Second Park  Agreements

No interest payment under the CDC Second Park Agreements in respect of the years 2001 to 2003, (being the amounts including accrued interest referred to in article 3.3.2 (Deferred interest)), may be made:

(a)                                  between the Approval Date and the date falling on the 5th Business Day after the expiry of the one month period referred to in article 7.3 (Waiver Extension); and

(b)                                 with effect from the Signature Date until 30 June, 2005.

7.1.4                     Debt service under the Bank Debt Agreements

(a)                                  The Bank Debt Agreements shall continue to be serviced (principal, interest, fees, costs and related amounts) in the usual way by the Borrowers until the Share Capital Increase Date subject to paragraphs (b) and (c) below.

(b)                                 However, with effect from 1 October 2004, principal amounts due under the Phase IA Credit Facility Agreement and the Phase IB Credit Facility Agreement shall be paid as follows: the Phase IA Agent and the Phase IB Banks Agent, acting on behalf of the relevant creditors, shall partially release the Guarantee Deposits, in amounts equal to principal instalments as and when they fall due. CDC  agrees to such release subject to all obligations to CDC referred to in paragraph (c) below having been complied with. The Parties expressly agree that the amounts so released shall simultaneously be applied by the Phase IA Agent and the Phase IB Banks Agent, acting on behalf of Euro Disney, EDLH and the relevant creditors to payment of such principal instalments. It is expressly agreed that principal debt service referred to in this paragraph and prepayments referred to in article 5.1.1. (Phase IA Credit Facility Agreement – Phase IB Credit Facility Agreement – Phase IB Advances Agreement (tranche C)) shall not exceed the Guarantee Deposit amounts (excluding interest) at the Approval Date, namely, €100 million.

(c)                                  Until the Share Capital Increase Date, principal amounts due under the CDC Loan Agreements will be paid as follows:

(i)                                    as regards the CDC Ordinary Loans to Euro Disney, Euro Disney will repay principal instalments, up to the amount due to CDC, out of interest accrued on the Guarantee Deposits until 30 October, 2004. Upon that date and to that end, the Phase IA Agent and the Phase IB Banks Agent, acting for the account of the relevant creditors, shall partially release accrued interest on the Guarantee Deposits, up to the amount due by Euro Disney to CDC; in the event of the amount of such interest being less than the amount due to CDC, Euro Disney will pay such shortfall;

(ii)                                 as regards CDC Ordinary Loans to Euro Disneyland and CDC Junior Loans to Euro Disney and Euro Disneyland, payment of principal instalments shall be deferred until the Share Capital Increase Date; as security for its payment obligation in respect of the principal amounts so deferred, Euro Disney will constitute a cash pledge (gage-espèces); CDC will release such cash pledge on the Share Capital Increase Date and its restitution obligation will be set off against Euro Disney’s payment obligation in respect of the deferred principal amounts on that date.

7.2                              Commission – costs

7.2.1                     Commission

Euro Disney shall pay to the Creditors other than CDC in respect of the financial restructuring envisaged by the Memorandum of Agreement a global commission, excluding any value added tax thereon, of 0.80% of the aggregate outstanding amount at the Effective Date under the Phase IA Credit Facility Agreement, the Phase IB Credit Facility Agreement and the Phase IB Advances less the amounts prepaid pursuant to article 5.1.1 (Phase IA Credit Facility Agreement - Phase IB Credit Facility Agreement - Phase IB Advances Agreement (tranche c)).

Such commission, excluding any value added tax thereon, shall be payable to the Agents other than CDC as to 0.20% on the Effective Date and as to 0.60% at the Share Capital Increase Date.

Euro Disney will pay to each Phase IA Partner a restructuring commission of € 10,000 and to CDC a restructuring commission of € 65,000 on the Effective Date, in each case excluding any value added tax thereon.

7.2.2                     Costs

All reasonable costs relating to the preparation, negotiation, signature and implementation of the Memorandum of Agreement, including legal fees and the fees of KPMG, Secor and Imaginvest, as experts, in particular, incurred in respect of bank meetings, shall be borne by Euro Disney.

Payment will be made within 30 days after receipt of the relevant invoice.

7.3                              Waiver extension

Upon the majority requirements provided for in the Bank Debt Agreements being met,  the waiver referred to in paragraph (B) of the preamble shall be extended one month and, after approval of the Memorandum of Agreement, until the Effective Date. With effect from such approval, in the event of non-compliance by the Borrowers with their financial undertakings under the Covenants in respect of the Financial Year 2004, the Creditors hereby agree during such extension not to invoke against the Borrowers any event of default arising by reason of such non-compliance.

So long as the waiver referred to in paragraph (B) of the preamble remains effective, and notwithstanding any contrary provision in the Bank Debt Agreements, the implementation by the Borrowers of the transactions provided for in the Memorandum of Agreement in accordance with the provisions thereof shall not constitute an event of default or a potential event of default under the Bank Debt Agreements.

7.4                              Agents’ powers

The Agents are hereby irrevocably and unconditionally authorised by all the Lenders to accept, in their name and on their behalf, to agree with the Parties other than the Lenders (i) to defer for up to one month the date specified in article 7.7 (Termination) in the event that further time is required for practical reasons to implement the provisions of the Memorandum of Agreement, (ii) to defer for up to one month the date of 1 November 2004 specified in the definition of Effective Date and (iii) such adjustments as may be useful or necessary to the Partnership Structure.

7.5                              Unity of Memorandum

The Memorandum of Agreement constitutes an indivisible whole of which no clause may be amended without the prior agreement of all Parties or pursuant to article 7.4 (Agents’ powers).

7.6                              Entire agreement

The Memorandum of Agreement constitutes the entire agreement between the Parties relating to the financial restructuring of the Euro Disney Group and accordingly supersedes and cancels any prior document relating thereto.

7.7                              Termination

In the event of the Share Capital Increase Realisation not taking place or the Partnership Structure not being implemented by 31 March 2005:

(a)                                  the Parties shall consult each other during 30 days with a view to finding a solution;

(b)                                 failing agreement at the expiry of such period, the provisions of Article 3.1 (Performance Indicator determination), 3.2 (Royalties and Management Fees), 3.3.1 (Deferral), 3.3.2 (Deferred interest), 3.3.3 (Financial Years 2005 to 2014), 3.5 (Standby Revolving Credit Facility), 4.1 (New Credit Line) other than paragraph (h), 4.2 (Share capital increase), 5.3 (Investments), 5.5 (Covenants), 6 (Maintenance of TWDC’s interest in Euro Disney’s share capital), 7.1.2 (Guarantee Deposits), 7.1.4 (Debt service under the Bank Debt Agreements) 7.3 (Waiver extension), 7.4 (Agents’ Powers) and 7.5 (Unity of Memorandum) shall terminate. Such termination will be effective as from the expiry of the said 30-day period.

7.8                              Release of TWDC

In the event of the Share Capital Increase Realisation and with effect from the Share Capital Increase Date:

(i)                                     in consideration of TWDC’s participation in the Euro Disney Group’s financial restructuring, each of the Creditors hereby waives all rights, claims, or causes of action which it may now or hereafter have against TWDC or any of its officers, directors or employees by reason of any act or omission prior to the Signature Date in respect of Euro Disneyland in France (as defined in the Master Agreement); and

(ii)                                  each of the Creditors acknowledges and agrees that neither TWDC nor any of its officers, directors or employees is or will be considered, by reason of participating in any transaction comprised in the Euro Disney Group’s financial restructuring, to be a guarantor of or surety for Euro Disney under the Bank Debt Agreements.

7.9                              Steering Committee

The Parties acknowledge that the approval of the Memorandum of Agreement by any member of the Steering Committee is only granted by reason of its participation in that working group established by the Lenders’ agents in connection with the Euro Disney Group’s financial restructuring.

Each member of the Steering Committee which has signed the Memorandum of Agreement undertakes to present, acting as Lender or sub-participant, the Euro Disney Group’s financial restructuring to its credit committee as soon as possible.

7.10                       Confidentiality

Except for the press releases referred to in the paragraph below, the Parties undertake to maintain the terms of the Memorandum of Agreement strictly confidential unless otherwise required by any administrative authority or pursuant to applicable regulations including to allow Euro Disney to comply with its legal obligations as to information and consultation of employee representatives.

Euro Disney will consult the Agents prior to any release (press or otherwise) relating to the existence or the contents of the Memorandum of Agreement. This article shall not prevent (i) a Lender from supplying a copy of the Memorandum of Agreement to any transferee subject to such transferee undertaking to comply with this article or (ii) a member of the Steering Committee from discussing the Memorandum of Agreement with any other creditor of the Euro Disney Group subject to such creditor undertaking to comply with this article.

7.11                       Applicable law

The Memorandum of Agreement is governed by French law.

7.12                       Language

The Memorandum of Agreement is drafted in the French language which shall be the sole governing version. An English language translation will be made for information only.

Made in Paris on 8 June, 2004

in 8 original counterparts

Euro Disney S.C.A

By

Euro Disneyland S.N.C

By

EDL Hôtels S.C.A.

By

Hôtel New York Associés S.N.C.

By

Newport Bay Club Associés S.N.C.

By

Sequoia Lodge Associés S.N.C.

By

Cheyenne Hôtel Associés S.N.C.

By

Hôtel Santa Fe Associés S.N.C.

By

Centre de Divertissements Associés S.N.C.

By

The Walt Disney Company

By

Caisse des Dépôts et Consignations

By

BNP Paribas

By

CALYON

By

THE STEERING COMMITTEE

BNP Paribas

By

CALYON

By

Natexis Banques Populaires

By

Bayerische Hypo-Und Vereinsbank AG

By

Allied Irish Banks plc

By

Schedule 1

List of Banks and Lenders

Phase IA Banks

BANCO SANTANDER HISPANO

BANK OF SCOTLAND

BANQUE FEDERATIVE DU CREDIT MUTUEL

BAYERISCHE HYPO- UND VEREINSBANK

BANK OF AMERICA

BNP PARIBAS

BRED

CALYON

CREDIT INDUSTRIEL ET COMMERCIAL

CITIBANK N.A.

CREDIT AGRICOLE SA

CREDIT FONCIER DE FRANCE

CSFB

DEUTSCHE BANK

DRESDNER BANK

GOLDMAN SACHS PARIS INC

ING BANK NV AMSTERDAM

JP MORGAN CHASE

NATEXIS BANQUES POPULAIRES

SCOTIABANK

Phase IA Partners

AXA BANQUE

BANQUE HERVET

BANQUE NSMD

BNP PARIBAS

BRED

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE LA BRIE

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL PARIS ILE DE FRANCE

CALYON

CASDEN BANQUES POPULAIRES

COMPAGNIE FINANCIERE DE ROTHSCHILD

CREDIT AGRICOLE SA

CREDIT FONCIER DE FRANCE

CREDIT INDUSTRIEL ET COMMERCIAL

CREDIT LOCAL DE FRANCE (DEXIA)

EURODISNEYLAND PARTICIPATIONS

FORTIS

KODAK PATHE

NATEXIS BANQUES POPULAIRES

SOCIETE DU LOUVRE

SOFINCO

Phase IB Banks

BANCO DE SABADELL

BANCO SANTANDER CENTRAL HISPANO

BANK OF AMERICA

BANQUE FEDERATIVE DU CREDIT MUTUEL

BANQUE SAN PAOLO

BARCLAYS

BNP PARIBAS

CAISSE D’EPARGNE DE PARIS

CALYON

CITIBANK

CREDIT INDUSTRIEL ET COMMERCIAL

CREDIT SUISSE FIRST BOSTON

DEUTSCHE BANK

DRESDNER

GOLDMAN SACHS

HYPOVEREINSBANK

MERRIL LYNCH

MORGAN STANLEY

NATEXIS BANQUES POPULAIRES

YASUDA TRUST (MIZUHO)

Phase IB Lenders

AXA BANQUE

BNP PARIBAS

CAISSE REGIONAL DU CREDIT AGRICOLE MUTUEL DE L’UNION NORD EST

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE CHAMPAGNE BOURGOGNE

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE LA BRIE

CALYON

CASDEN BANQUES POPULAIRES

CREDIT AGRICOLE SA

CREDIT FONCIER DE FRANCE

CREDIT LOCAL DE FRANCE (DEXIA)

FORTIS

J.P. MORGAN

NATEXIS BANQUES POPULAIRES

SOCIETE DU LOUVRE

SOFINCO

English translation for information only

SCHEDULE  2

REFERENCE PERFORMANCE INDICATOR SEQUENCES

Financial Year	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
	€ millions
Reference Performance Indicator n°1			282.5	305.4	313.1	317.2	340.6	352.7	365.8	380.6

Reference Performance Indicator n°2	230.6	263.9	257.5	280.4	288.1	292.2	315.6	327.7	340.8	355.6

Schedule 3

Repayment schedules

[Outdated schedule]

Schedule 4

Authorised investments

	FY05	FY06	FY07	FY08		FY09
Amount (€ millions)	81.7	62.3	51.8	51.5		68.7
%*	7.38%	5.36%	4.18%	3,87	%.	4.98%

* percentage of sales (excluding Participants’ income)

Schedule 5

08/06/2004

	YEAR	2005				2006				2007
Detailed table for each principal attraction	TOTAL (in ME)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Attraction 1
1/ Construction costs
Buildings (including civil works and site filling out)
Scenery elements (show)
Attraction (mechanics)
Projects development and management costs
General costs (insurance, guarantee,...)
Software

Sub total
2/ Capitalised opening costs
3/ Contingencies

4/ Capitalised interests
TOTAL
Of which billed by TWDC
Expensed opening costs

Attraction 2
1/ Construction costs
Buildings (including civil works and site filling out)
Scenery elements (show)
Attraction (mechanics)
Projects development and management costs
General costs (insurance, guarantee,...)
Software

Sub total
2/ Capitalised opening costs
3/ Contingencies

4/ Capitalised interests
TOTAL
Of which billed by TWDC
Expensed opening costs

Attraction 3
1/ Construction costs
Buildings (including civil works and site filling out)
Scenery elements (show)
Attraction (mechanics)
Projects development and management costs
General costs (insurance, guarantee,...)
Software

Sub total
2/ Capitalised opening costs
3/ Contingencies

4/ Capitalised interests
TOTAL
Of which billed by TWDC
Expensed opening costs

Specific line item for each attraction costing more than € 2 million
Attraction 1
Total cost

Attraction 2 ...

Annex 6

STRICTLY CONFIDENTIAL

1.                                       The proposed contribution  by Euro Disney SCA to Euro Disney Associés of assets and liabilities (the “Contribution”) would be subject to the conditions set forth in paragraph 2 below.

Outstanding stock options as of the date of the Contribution and contingent obligations under existing stock option plans of Euro Disney SCA as of the date of the Contribution would be excluded from the Contribution.

Euro Disney SCA and Euro Disney Associés would elect in accordance with Article L.236-22 of the French Commercial Code that the Contribution be subject to the “spin off regime” (régime des scissions) provided for in Articles L.236-16 to L.236-21 of the French Commercial Code and Article 210B of the French General Tax Code.

2.                                       The Contribution would be subject to the following conditions precedent:

(i)  shareholder approvals (as to which approval TWDC will take all reasonable steps to obtain the favorable vote of Euro Disney Associés and of any company which it controls directly or indirectly and which is a shareholder of, or partner in, Euro Disney SCA);

(ii)  formal, final and legally binding confirmation by the AMF that no mandatory tender offer (offre publique de retrait) will be required as a result of, or following, the Contribution (as to which it is noted that any formal confirmation issued by the AMF on this matter will be appealable before the Paris Court of Appeals for ten days after its publication in the Bulletin des Annonces Légales Obligatoires and that it will not be considered final and legally binding unless and until such time has expired without any appeal being filed or, in case of such an appeal, unless and until a final unappealable decisions has been rendered confirming that no mandatory tender offer will be required);

(iii)  written and unconditional confirmation by the French tax authorities that (a) the contribution by EDI and EDS of their interest in Euro Disney Associés to two newly formed sociétés par actions simplifiées will be taxed as described in the letter of February 4, 2004 from Euro Disney SCA and Euro Disney Associés to the French tax authorities; (b) Article 210A and 210B of the French General Tax Code will apply to the Contribution notwithstanding the transformation of Euro Disney Associés into a société en commandite par actions; (c) certain French tax rulings issued prior to the Contribution will remain effective thereafter; and (d) the transfer of tax losses by Euro Disney SCA to Euro Disney Associés are approved (agréés) by the Direction Générale des Impôts (as to which Euro Disney SCA and Euro Disney Associés have kept the French tax authorities informed of the proposed terms of the Contribution and certain related transactions);

(iv)  approval of the Contribution by the Supervisory Board (conseil de surveillance) of Euro Disney SCA;

(v)  execution of the required amendment to the Master Agreement; and

(vi)  consent of any party to any material agreement with Euro Disney SCA the consent of which is required in accordance with the term of such agreement for the continuation of such agreement following its contribution by Euro Disney SCA to Euro Disney Associés.

3.                                       Prior to the Contribution, the following steps are expected to be taken:

(i)  EDI and EDS would capitalize all or part of their advances to Euro Disney Associés either by subscribing for a reserved equity offering of Euro Disney Associés or by contributing their receivable to Euro Disney Associés in consideration of Euro Disney Associés equity;

(ii)  Euro Disney Associés would be transformed into a société en commandite par actions;

(iii)  EDI and EDS would contribute their interests in Euro Disney Associés to two newly formed sociétés par actions simplifiées, each of which would become general partner (associé commandité)(1) and shareholder (associé commanditaire of Euro Disney Associés); and

(iv)  the conditional sale (Acte de Cession de Part Sociale sous Condition Suspensive) dated June 30, 1994 between EDS and Disney Enterprises, Inc. (formerly known as The Walt Disney Company) relating to one share in Euro Disney Associés will be unconditionally cancelled and terminated without any liability for any of the parties thereto.

4.                                       As a result of the Contribution, certain measures, transactions and determinations contemplated in connection with the financial restructuring of Disneyland Resort Paris to be implemented by, or related to, Euro Disney SCA (including without limitation in connection with Management Fees and royalties under the License Agreement, the new Working Capital Facility and the exisiting Standby Line of Credit) may instead be implemented by, or determined in relation to, Euro Disney Associés as successor to Euro Disney SCA.

5.                                       The Contribution and the related reorganization may be subject to such adjustments and modifications as may be necessary to ensure the feasibility thereof; provided that no such adjustment or modification shall have the effect of undermining the intent or purpose of any material terms or provisions of the Memorandum of Agreement of June 8, 2004.

(1)            In addition to EDI and EDS, a wholly-owned subsidiary of Euro Disney SCA may become general partner (associé commandité) of Euro Disney Associés.

The undersigned parties acknowledge that the Memorandum of Agreement relating to the restructuring of the Euro Disney group, signed by The Walt Disney Company, Euro Disney SCA, Euro Disneyland S.N.C, EDL Hôtels S.C.A., Hôtel New York Associés S.N.C., Newport Bay Club Associés S.N.C., Sequoia Lodge Associés S.N.C., Cheyenne Hôtel Associés S.N.C., Hôtel Santa Fe Associés S.N.C., Centre de Divertissements Associés S.N.C., Caisse des Dépôts et Consignations on 8 June, 2004 and approved by the Steering Committee on that date, as amended by inserting the amendments proposed by the Borrowers in the letter from Euro Disney SCA dated 20 September, 2004, Annex 1 thereto and the schedule headed “CDC senior loans interest increase” attached to such annex, is, after receipt (i) of letters from The Walt Disney Company dated 29 September, 2004 and from Caisse des Dépôts et Consignations dated 20 September, 2004 formally accepting such amendments and (ii) of the letters from BNP Paribas and Calyon, in their capacity as Phase IA Banks Agent, IA Partners Agent, Phase IB Banks Agent and Phase IB Lenders Agent relating to the approval by the Phase IA Banks, the IA Partners, the Phase IB Banks and the Phase IB Lenders, representative of the agreement of all parties to the Memorandum of Agreement as so amended, the provisions of which bind each of them.

Any reference to the Memorandum of Agreement dated 8 June, 2004 shall be construed as a reference to the Memorandum of Agreement as so amended.

All the documents referred to above are attached to this letter.

Capitalised terms used in this letter have the meaning attributed thereto in the Memorandum of Agreement.

Made in Paris, on 30 September, 2004
in 8 original counterparts

Euro Disney S.C.A

by Jeffrey R. Speed

Euro Disneyland S.N.C.

by Dominique Le Bourhis

EDL Hôtels S.C.A.

by Jeffrey R. Speed

Hôtel New York Associés S.N.C.

by Dominique Le Bourhis

Newport Bay Club Associés S.N.C.

by Dominique Le Bourhis

Sequoia Lodge Associés S.N.C.

by Dominique Le Bourhis

Cheyenne Hôtel Associés S.N.C.

by Dominique Le Bourhis

Hôtel Santa Fe Associés S.N.C.

by Dominique Le Bourhis

Centre de Divertissements Associés S.N.C.

by Dominique Le Bourhis

The Walt Disney Company

by

Caisse des Dépôts et Consignations

by

BNP Paribas

acting in its capacity as Agent for and on behalf of the Phase IA Banks listed in Annex 1 hereto by Christophe Rousseau and Martine Aubert

CALYON

acting in its capacity as Agent for and on behalf of the Phase IB Banks, the Phase IB Lenders and the IA Partners listed in Annex 1 hereto by

ANNEX 1

List of Banks and Lenders

Phase IA Banks

BANCO SANTANDER HISPANO

BANK OF SCOTLAND

BANQUE FEDERATIVE DU CREDIT MUTUEL

BAYERISCHE HYPO- UND VEREINSBANK

BANK OF AMERICA

BNP PARIBAS

BRED

CALYON

CIC

CITIBANK N.A.

CREDIT AGRICOLE SA

CREDIT FONCIER DE FRANCE

CSFB

DEUTSCHE BANK

DRESDNER BANK

GOLDMAN SACHS PARIS INC

ING BANK NV AMSTERDAM

JP MORGAN CHASE

NATEXIS BANQUES POPULAIRES

SCOTIABANK

IA Partners

AXA BANQUE

BANQUE HERVET

BANQUE NSMD

BNP PARIBAS

BRED

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE LA BRIE

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL PARIS ILE DE FRANCE

CALYON

CREDIT AGRICOLE SA

CASDEN BANQUES POPULAIRES

CREDIT INDUSTRIEL ET COMMERCIAL

COMPAGNIE FINANCIERE DE ROTHSCHILD

CREDIT FONCIER DE FRANCE

CREDIT LOCAL DE FRANCE (DEXIA)

FORTIS

EURODISNEYLAND PARTICIPATIONS

KODAK PATHE

NATEXIS BANQUES POPULAIRES

SOCIETE DU LOUVRE

SOFINCO

Phase IB Banks

BANCO DE SABADELL

BANCO SANTANDER CENTRAL HISPANO

BANK OF AMERICA

BANQUE FEDERATIVE DU CREDIT MUTUEL

BANQUE SAN PAOLO

BARCLAYS

BNP PARIBAS

CAISSE D’EPARGNE DE PARIS

CALYON

CREDIT INDUSTRIEL ET COMMERCIAL

CITIBANK

CREDIT SUISSE FIRST BOSTON

DEUTSCHE BANK

DRESDNER

GOLDMAN SACHS

HYPOVEREINSBANK

MERRIL LYNCH

MORGAN STANLEY

NATEXIS BANQUES POPULAIRES

YASUDA TRUST (MIZUHO)

Phase IB Lenders

AXA BANQUE

BNP PARIBAS

CAISSE REGIONAL DU CREDIT AGRICOLE MUTUEL DE L’UNION NORD EST

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE CHAMPAGNE BOURGOGNE

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE LA BRIE

CALYON

CREDIT AGRICOLE SA

CASDEN BANQUES POPULAIRES

CREDIT FONCIER DE FRANCE

CREDIT LOCAL DE FRANCE (DEXIA)

FORTIS

J.P. MORGAN

NATEXIS BANQUES POPULAIRES

SOCIETE DU LOUVRE

SOFINCO